As filed with the Securities and Exchange Commission on August 8, 2011

Registration No. 333-134368

Registration No. 333-83636

Registration No. 333-170257

Registration No. 333-165872

Registration No. 333-174267

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

OPHTHALMIC IMAGING SYSTEMS

(Exact Name of Registrant as Specified in Its Charter)

California	94-3035367
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I

Sacramento, California 95815

(Address, Include Zip Code, of Principal Executive Offices)

2011 STOCK OPTION PLAN,

2010 STOCK OPTION PLAN,

2009 STOCK OPTION PLAN,

2005 STOCK OPTION PLAN,

2003 STOCK OPTION PLAN, and

2000 STOCK OPTION PLAN

(Full Title of the Plans)

Jeffrey A. Surges

Chief Executive Officer

Merge Healthcare Incorporated

200 E. Randolph Street, 24th Floor

Chicago, Illinois 60601-6436

(Name and address of agent for service)

(312) 565-6868

(Telephone number, including area code of agent for service)

EXPLANATORY NOTE

Pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), Ophthalmic Imaging Systems (the “Registrant”) is filing this Post-Effective Amendment to Form S-8 to deregister all remaining securities originally registered by the Registrant pursuant to its Registration Statements on Form S-8 (Commission File Nos. 333-134368, 333-83636, 333-170257, 333-165872 and 333-174267 and referred to herein as the “Registration Statements”) with respect to shares of the Registrant’s common stock (the “Common Stock”) thereby registered for offer, sale or resale pursuant to the Registrant’s 2011 Stock Option Plan, 2010 Stock Option Plan, 2009 Stock Option Plan, 2005 Stock Option Plan, 2003 Stock Option Plan and 2000 Stock Option Plan (the “Plans”).

On August 4, 2011, Merge Healthcare Incorporated (“Merge”) completed its acquisition (the “Merger”) of the Registrant pursuant to an Agreement and Plan of Merger, dated as of June 5, 2011, by and among Merge, the Registrant and ES Acquisition Corp., a California corporation and wholly-owned subsidiary of Merge (“Merger Sub”). As a result of the Merger, the separate corporate existence of Merger Sub ceased, the Registrant became a wholly-owned subsidiary of Merge and the Registrant’s common stock ceased being quoted on the OTC Bulletin Board.

As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the Registration Statements, and no future awards will be made under any of the Plans. The purpose of this Post-Effective Amendment is to remove from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date hereof and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 8, 2011.

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Jeffery Surges
Name: Jeffery Surges
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffery Surges Jeffery Surges	Director, President and Chief Executive Officer (Principal Executive Officer)	August 8, 2011

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2011